EXHIBIT 99.1


                                          Contact:    Sitrick And Company
                                                      Ann Julsen
                                                      Brenda Adrian
                                                      (310) 788-2850

FOR IMMEDIATE RELEASE

   BRAZOS SPORTSWEAR TO BEGIN SALE OF BUSINESS UNITS THROUGH COMPETITIVE
                             BIDDING PROCEDURE


      CINCINNATI, OHIO --MAY 19, 1999 --Brazos Sportswear, Inc. (OTC BB: BRZS), a designer, manufacturer and marketer of decorated sportswear, announced today that it will sell substantially all of the assets of its business units through procedures under Section 363 of the U.S. Bankruptcy Code.

      "Since the Company's voluntary Chapter 11 filing in January 1999, management and the Board of Directors have been exploring various alternatives that would result in maximum recovery to our creditors and, at the same time, have the least impact on the jobs of our employees," said Chief Financial Officer Clayton Chambers, who has been appointed interim chief executive officer and interim chief operating officer through the sale process. "After careful consideration, it was determined that a prompt sale of the Company's business units, either individually or as a whole, is in the best interests of Brazos' creditors, employees, customers and suppliers. Management believes that under new ownership, the Brazos business units will be able to capitalize on their individual strengths, while having access to greater financial resources."

      In connection with the sale process, the Company announced the resignation of OSNOS & Company, the turnaround and corporate renewal firm which Brazos retained in December 1998 to assist in its restructuring, and its principals Gilbert C. Osnos, Brazos' interim president and chief executive officer, and Richard Redden, interim chief operating officer. "As the Company now moves forward with the sale process, management and the Board are extremely grateful for the contributions of OSNOS & Company in directing and managing the Company's restructuring efforts during the past six months," Mr. Chambers said.

      Under the auction procedures filed with the Court, the deadline for submission of bids to purchase some or all of the assets is 4 p.m. Eastern time on June 8, 1999. The auction sale is scheduled at 10 a.m. Eastern time on June 10, 1999 at the New York offices of Skadden, Arps, Slate, Meagher & Flom LLP, Brazos Sportswear's bankruptcy counsel. The hearing to consider the sale of the Company's business units will be held at 2 p.m. Eastern time on June 14, 1999 in the U.S. Bankruptcy Court in Wilmington, Delaware.

      Mr. Chambers said BT Alex. Brown Incorporated, retained by Brazos Sportswear in November 1998 as the Company's financial advisor, is acting as exclusive advisor with respect to the sale process and will collect bid submissions on the Company's behalf.

      Brazos Sportswear, Inc., designs, produces and markets moderately priced sportswear. Headquartered in Cincinnati, Ohio, it operates manufacturing, distribution and sales facilities in 12 states.

      THIS PRESS RELEASE MAY INCLUDE STATEMENTS THAT CONSTITUTE "FORWARD-LOOKING" STATEMENTS. THESE STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. FACTORS THAT WOULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, CONTINUED ACCEPTANCE OF THE COMPANY'S PRODUCTS IN THE MARKETPLACE, COMPETITIVE FACTORS, DEPENDENCE UPON THIRD-PARTY VENDORS, AND OTHER RISKS DETAILED IN THE COMPANY'S PERIODIC REPORT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. BY MAKING THESE FORWARD-LOOKING STATEMENTS, THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THESE STATEMENTS FOR REVISIONS OR CHANGES AFTER THE DATE OF THIS RELEASE.


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